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                                 March 24, 1998


Municipal Fund for Temporary Investment
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, DE  19809

                  Re: Municipal Fund for Temporary Investment (Registration No. 2-64358)

Gentlemen:

                  We have acted as counsel for Municipal Fund for Temporary Investment, a Pennsylvania common law trust (the "Fund") in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 23 to the Fund's Registration Statement under the Securities Act of 1933, as amended (the "Registration Statement").

                  The Fund is an open-end investment company authorized to issue an unlimited number of shares of beneficial interest, without par value. The Board of Trustees of the Fund has the power to designate one or more classes ("Portfolios") of shares of beneficial interest and to designate separate series of Shares within the same Portfolio. The Board of Trustees has previously authorized the issuance of shares of beneficial interest of two Portfolios and of series of shares within such Portfolios (the "Shares") as follows:

         MuniFund Portfolio
           MuniFund Shares
           MuniFund Dollar Shares

         MuniCash Portfolio
           MuniCash Shares
           MuniCash Dollar Shares

                  We have reviewed the Fund's Declaration of Trust, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders and such other legal and factual matters as we have deemed appropriate. We assume that the Shares have been or will be issued against payment therefor pursuant to and for the
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consideration provided for in the Fund's Registration Statement, and that the total number of Shares issued in any series does not exceed the number authorized for such series by the Board of Trustees.

                  We express no opinion concerning the laws of any jurisdiction other than the Commonwealth of Pennsylvania and the federal law of the United States of America.

                  Under Pennsylvania law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in any written agreement, undertaking or obligation made or issued on behalf of the Fund. The Declaration of Trust provides for indemnification out of the assets of the Fund for all loss and expense of any shareholder held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

         Based upon the foregoing, it is our opinion that all of the Shares issued by the Fund since December 1, 1996 that were not included in our opinions dated January 1, 1997 and March 27, 1997, were validly issued, fully paid and non-assessable by the Fund, and further, that the Shares issued after the date hereof pursuant to and for the consideration provided for in the Registration Statement will be, when so issued, validly issued, fully paid and non-assessable by the Fund.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post- Effective Amendment No. 23 to the Fund's Registration Statement.



                                            Very truly yours,


                                            /s/ DRINKER BIDDLE & REATH LLP


                                             DRINKER BIDDLE & REATH LLP